                                 United States
                       Securities and Exchange Commission
                             Washington, DC  20549

                         -----------------------------

                                 Schedule 13G

                   Under the Securities Exchange Act of 1934

                      (Amendment No. __________________) *

                                  Wit Capital
                        -------------------------------
                                (Name of Issuer)

                          Common Stock, .01 Par Value
                         ---------------------------------
                         (Title of Class of Securities)

                                   97737K309
                                   ---------
                                 (CUSIP Number)

                               December 31, 1999
                               -----------------
                         (Date of Event which Requires
                           Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 97737K309

-------------------------------------------------------------------------------
1.  Name of Reporting Persons
    S.S. or I.R.S. Identification Nos. of Above
    Persons (Entities Only)
        Draper Fisher Jurvetson Fund V, L.P.
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
    (a) [_]
    (b) [x]
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
       California
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
          3,765,876

6.  Shared Voting Power
          0

7.  Sole Dispositive Power
          3,765,876

8.  Shared Dispositive Power
          0
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,200,667
-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
          [_]
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          5.7%
-------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
          PN
-------------------------------------------------------------------------------

CUSIP NUMBER 97737K309

-------------------------------------------------------------------------------
1.  Name of Reporting Persons
    S.S. or I.R.S. Identification Nos. of Above
    Persons (Entities Only)
        Draper Fisher Jurvetson Management Company V, LLC
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
    (a) [_]
    (b) [x]
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
       California
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
          8,152

6.  Shared Voting Power
          3,765,876

7.  Sole Dispositive Power
          8,152

8.  Shared Dispositive Power
          3,765,876
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,200,667
-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
          [_]
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          5.7%
-------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
          OO
-------------------------------------------------------------------------------

CUSIP NUMBER 97737K309

-------------------------------------------------------------------------------
1.  Name of Reporting Persons
    S.S. or I.R.S. Identification Nos. of Above
    Persons (Entities Only)
        Timothy C. Draper
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
    (a) [_]
    (b) [x]
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
       United States
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
          75,502

6.  Shared Voting Power
          4,008,042

7.  Sole Dispositive Power
          75,502

8.  Shared Dispositive Power
          4,008,042
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,200,667
-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
          [_]
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          5.7%
-------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
                IN
-------------------------------------------------------------------------------

CUSIP NUMBER 97737K309

-------------------------------------------------------------------------------
1.  Name of Reporting Persons
    S.S. or I.R.S. Identification Nos. of Above
    Persons (Entities Only)
         John H.N. Fisher
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
    (a) [_]
    (b) [x]
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
       United States
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
          62,236

6.  Shared Voting Power
          3,995,794

7.  Sole Dispositive Power
          62,236

8.  Shared Dispositive Power
          3,995,794
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,200,667
-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
          [_]
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          5.7%
-------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
                IN
-------------------------------------------------------------------------------

CUSIP NUMBER 97737K309

-------------------------------------------------------------------------------
1.  Name of Reporting Persons
    S.S. or I.R.S. Identification Nos. of Above
    Persons (Entities Only)
        Stephen T. Jurvetson
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
    (a) [_]
    (b) [x]
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
       United States
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
          54,887

6.  Shared Voting Power
          3,995,794

7.  Sole Dispositive Power
          54,887

8.  Shared Dispositive Power
          3,995,794
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,200,667
-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
          [_]
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          5.7%
-------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
                IN
-------------------------------------------------------------------------------

CUSIP NUMBER 97737K309

-------------------------------------------------------------------------------
1.  Name of Reporting Persons
    S.S. or I.R.S. Identification Nos. of Above
    Persons (Entities Only)
        Draper Fisher Jurvetson Partners V, LLC
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
    (a) [_]
    (b) [x]
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
       California
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
          221,766

6.  Shared Voting Power
          0

7.  Sole Dispositive Power
          221,766

8.  Shared Dispositive Power
          0
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,200,667
-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
          [_]
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          5.7%
-------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
                OO
-------------------------------------------------------------------------------

CUSIP NUMBER 97737K309


-------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of
     Persons (Entities Only)

            JABE, LLC
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (see Instructions

     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
            California
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

           12,248

6.   Shared Voting Power

           0

7.   Sole Dispositive Power

           12,248

8.   Shared Dispositive Power

           0

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,200,667
--------------------------------------------------------------------------------

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

           5.7%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)

           OO
--------------------------------------------------------------------------------

Item 1(a)  Name of Issuer:  Wit Capital

Item 1(b)  Address of Issuer's principal executive offices:
           826 Broadway, 6th Floor, New York, NY  10003

Item 2(a)  Name of person filing:

           Draper Fisher Jurvetson Fund V, L.P.
           Draper Fisher Jurvetson Management Company V, LLC
           Timothy C. Draper
           John H.N. Fisher
           Stephen T. Jurvetson
           Draper Fisher Jurvetson Partners V, LLC
           JABE, LLC

Item 2(b)  Address of principal business office or, if none, residence:

           400 Seaport Court, Suite 250, Redwood City, CA  94063


Item 2(c)  Citizenship:
           Draper Fisher Jurvetson Fund V, L.P.        California
           Draper Fisher Jurvetson Management
               Company V, LLC                          California
           Timothy C. Draper                           United States
           John H.N. Fisher                            United States
           Stephen T. Jurvetson                        United States
           Draper Fisher Jurvetson Partners V, LLC     California
           JABE, LLC                                   California

Item 2(d)  Title of class of securities:    Common Stock

Item 2(e)  CUSIP No.:       97737K309

Item 3. If this statement is filed pursuant to (S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

     (b)  [_] Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

     (d) [_] Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

     (e)  [_] An investment adviser in accordance with (S)
              240.13d-1(b)(1)(ii)(e);

     (f)  [_] An employee benefit plan or endowment fund in accordance with
              (S) 240.13d-1(b)(1)(ii)(f);

     (g)  [_] A parent holding company or control person in accordance with
              (S) 240.13d-1(b)(1)(ii)(g);

     (h) [_] A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

     (j)  [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(j).

Item 4. Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     See rows 5 through 11 of cover pages.

Item 5.   Ownership of Five Percent or Less of a Class.

                     Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

                     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                     Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

                     Not Applicable.

Item 9.    Notice of Dissolution of Group.

                     Not Applicable.

Item 10.   Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were required were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 11, 2000           Draper Fisher Jurvetson Fund V, L.P.

                                   By:  /s/ Tim Draper
                                        ----------------------------
                                        Name: Tim Draper
                                        Title: Managing Director

                                   Draper Fisher Jurvetson Management
                                   Company V, LLC

                                   By:  /s/ Tim Draper
                                        ----------------------------
                                        Name: Tim Draper
                                        Title: Managing Director

                                        /s/ Tim Draper
                                        -----------------------------------
                                        Timothy C. Draper

                                        /s/ John Fisher
                                        -----------------------------------
                                        John H.N. Fisher

                                        /s/ Stephen Jurvetson
                                        -----------------------------------
                                        Stephen T. Jurvetson

                                        Draper Fisher Jurvetson Partners V, LLC

                                        By:  /s/ Tim Draper
                                             ----------------------------
                                             Name: Tim Draper
                                             Title: Managing Director

                                        JABE, LLC

                                        By:  /s/ Tim Draper
                                             ----------------------------
                                             Name: Tim Draper
                                             Title: Managing Director

                                 Exhibit Index

Exhibit    Description

99.1       Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith

                                       12